Exhibit 10.287

November 21, 2006

Peter K. Scaturro

39 Paddock Lane

Bedford, NY 10506

Re: Retention Agreement

Dear Peter:

On behalf of The Charles Schwab Corporation (“Schwab”), I am extending this retention package to you in connection with the proposed sale of U.S. Trust Corporation (“U.S. Trust”), under a Stock Purchase Agreement (the “Purchase Agreement”). Your cooperation and contribution with respect to the proposed sale of U.S. Trust is critical, and this Retention Agreement is intended to reinforce and encourage you in continuing in your present role as Chief Executive Officer of U.S. Trust and exerting maximum efforts for the successful sale of U.S. Trust. In connection with your continued employment and your efforts regarding the proposed sale, we agree with you as follows:

1. Retention Benefits.

Subject to the terms and conditions of this Retention Agreement, you will receive, within 10 business days after the Closing (as defined in the Purchase Agreement) or the Effective Date (as defined in the separation agreement described in Section 3(c)), whichever is later, the following benefits (the “Retention Benefits”):

(a) a lump sum cash payment in the amount of $6,000,000, less usual and customary taxes, withholding and authorized deductions;

(b) full vesting of the restricted share awards set forth in the first full paragraph of page 2 of your offer letter dated May 4, 2005 (the “Offer Letter”); and

(c) an additional lump sum cash payment in the amount of $2,946,196, less usual and customary taxes, withholding and authorized deductions.

2. Terms and Conditions of Retention Benefits.

Your eligibility for Retention Benefits is subject to the consummation of the sale of U.S. Trust under the Purchase Agreement and to the following terms and conditions:

(a) For the period commencing on the date of this Retention Agreement and ending on the Closing (the “Retention Period”) and subject to the terms of the Purchase Agreement, you agree (i) to perform your duties as assigned to you by me (or my designee) to the best of your

Peter K. Scaturro

February 21, 2007

abilities, and to devote your full business time, attention and best efforts to the affairs and to the sale of U.S. Trust; (ii) to fully cooperate in the proposed sale of U.S. Trust, including assisting Schwab in providing management presentations to the Purchaser (as defined in the Purchase Agreement), making Schwab aware of all matters related to U.S. Trust that would be relevant to the Purchaser and assisting Schwab in fulfilling its obligations under the Purchase Agreement and with regard to integration planning; (iii) to conduct the business of U.S. Trust in the usual, regular and ordinary course consistent with past practice; (iv) to use your best efforts consistent with industry practice and company policies to preserve intact U.S. Trust’s present business organizations; and (v) to take all actions necessary to cease all activity relating to the sale or purchase of any U.S. Trust division or business (other than the sale of U.S. Trust in accordance with the Purchase Agreement).

(b) Without my prior written consent or the prior written consent of Schwab’s Chief Financial Officer or Executive Vice President – Human Resources, or except as required by applicable law or the Purchase Agreement, you shall use best efforts to not do, cause or permit any of the following: (i) increase any wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any employee, director or contingent worker of U.S. Trust other than compensation increases in the ordinary course of business consistent with past practice; (ii) enter into, amend, adopt, or otherwise commence any compensatory plan, contract or arrangement (whether or not written), as to which any employee, director or contingent worker participates or is a party; or (iii) hire any new employee or replace any existing employee or engage any additional contingent workers.

(c) You represent and warrant that from November 2, 2006 to the date of this Retention Agreement, you (i) have acted in a manner that would have been in compliance with Section 2(a) of this Retention Agreement if such Section had been in effect during that period of time; and (ii) have operated at the direction of senior management of Schwab regarding the negotiation of the sale of U.S. Trust.

(d) If, prior to the Closing, you resign for any reason (including “Good Reason” as defined in the Offer Letter), you will not earn and will not receive the Retention Benefits. In addition, if Schwab terminates your employment for “Cause,” you will not earn and will not receive the Retention Benefits. The term “Cause” shall have the same meaning given to it under the Offer Letter except that the following additional reasons also shall constitute “Cause” under this Retention Agreement: (i) your breach of your fiduciary duties as an officer of Schwab and U.S. Trust; and (ii) your breach of any provision of this Retention Agreement, including, but not limited to, Sections 2(a) through 2(c). This provision does not alter or modify your at-will employment relationship. Your employment relationship with Schwab and its affiliates will continue to be “at will,” which means that your employment is for no definite period of time and that you and Schwab are free to terminate the employment relationship at any time, with or without advance warning, notice, investigation, or cause.

(e) If, prior to the Closing, Schwab terminates your employment for any reason other than “Cause” as defined in Section 2(d) or if your employment terminates on account of your death or “Disability,” you (or, in the event of your death, your estate) will receive the Retention Benefits in the amount and at the time described in Section 1 subject to your (or, in the event of your death, your estate’s) execution of a separation agreement in accordance with Section 3(c). The term “Disability” means that you have a disability such that you have been determined to be eligible for benefits under Schwab’s long-term disability plan.

Peter K. Scaturro

February 20, 2007

3. Miscellaneous.

(a) In the event that the Closing does not occur on or before September 30, 2007, this Retention Agreement shall terminate on such date.

(b) You agree that your compliance with and the terms of this Retention Agreement shall not constitute “Good Reason” as defined in the Offer Letter.

(c) As a condition to the receipt of the Retention Benefits, you will be required to execute a separation agreement with Schwab in substantially the form delivered to you with this Retention Agreement.

(d) The Retention Benefits are in addition to any other compensation that you may earn, including bonuses payable under any applicable bonus plan, and this Retention Agreement in no way abrogates your rights to benefits and payments under any other agreement, including the Offer Letter. However, for purposes of clarification, you acknowledge and agree that under the terms of the Offer Letter, you are eligible to receive only one of the following severance arrangements: (i) the lump sum severance payment and vesting of awards described in the second full paragraph of page 2 of the Offer Letter; or (ii) the lump sum cash payment and the vesting of awards described in the first sentence of the first full paragraph of page 3 of the Offer Letter; or (iii) the lump sum cash payment and the vesting of awards described in the second sentence of the first full paragraph of page 3 of the Offer Letter. For purposes of further clarification, the consummation of the sale of U.S. Trust under the Purchase Agreement shall constitute “a merger or consolidation in which U.S. Trust is not the surviving entity” under the Offer Letter.

(e) If, at any time, your employment is terminated by you for any reason (including “Good Reason” as defined in the Offer Letter) or by Schwab for Cause, prior to or during the Retention Period so that you are not entitled to the Retention Benefits, then the obligation to pay the Retention Benefits under this Retention Agreement shall cease.

(f) This Retention Agreement shall constitute a nonqualified deferred compensation plan within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and is intended to comply with all of the applicable requirements of section 409A of the Code. To comply with section 409A of the Code, the Retention Benefits shall not be payable earlier than the effective date of a Change in Control with respect to U.S. Trust and in no event shall the date of payment be accelerated. The term “Change in Control” means: (i) Any one person, or more than one person acting as a group, acquires ownership of stock of U.S. Trust, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of U.S. Trust; provided, however, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of U.S. Trust, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control of U.S. Trust; (ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of U.S. Trust possessing 35 percent or more of the total voting power of the stock of U.S. Trust; and (iii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets of U.S. Trust that have a total gross fair

Peter K. Scaturro

February 20, 2007

market value equal to or more than 40 percent of the total gross fair market value of all of the assets of U.S. Trust immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of U.S. Trust, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, this definition of Change in Control is intended to comply with section 409A of the Code and Prop. Treas. Regs. § 1.409A-3 promulgated thereunder (or any successor regulation) and shall be construed in a manner to so comply.

(g) This Retention Agreement and the documents referenced herein contain the entire terms and conditions of your Retention Agreement. Your signature below acknowledges that you have not relied on any promises or representations concerning the subject matter hereof not contained in this Retention Agreement. The terms of this Retention Agreement may be changed, amended, or superseded only by an agreement in writing signed by you and me and approved by Schwab’s Board of Directors or its Compensation Committee. For purposes of clarification, the Retention Agreement does not change, amend, or supersede the Offer Letter dated May 4, 2005 or the Confidentiality, Non-Solicitation, and Assignment Agreement you signed on May 23, 2006.

(h) Except as otherwise provided in the Offer Letter and this Retention Agreement, your awards under the 2004 Stock Incentive Plan and Schwab’s Long-Term Incentive Plan shall be governed by the applicable plan documents and award agreements.

(i) This Retention Agreement is subject to approval by Schwab’s Board of Directors or its Compensation Committee and shall not become effective until such approval is obtained.

Peter, I hope that you elect to accept this retention package. Please sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at Schwab has made any other representation to you regarding this Retention Agreement.

Sincerely,

/s/ Charles R. Schwab		11/22/06
Charles R. Schwab
Chairman and Chief Executive Officer
The Charles Schwab Corporation

Accepted:	/s/ Peter K. Scaturro	Date:	12/15/06
Peter K. Scaturro